Exhibit 99.2

FOR IMMEDIATE RELEASE

Office Properties Income Trust Announces Final Results of Private Exchange Offers Relating to Existing Unsecured Senior Notes

Newton, MA (June 18, 2024): Office Properties Income Trust (Nasdaq: OPI) (“OPI”) today announced the final results for the previously announced private exchange offers (as amended, the “Exchange Offers”) to exchange its outstanding senior unsecured notes due 2025 (the “Existing 2025 Notes”), 2026 (the “Existing 2026 Notes”), 2027 (the “Existing 2027 Notes”) and 2031 (the “Existing 2031 Notes”, and together with the Existing 2025 Notes, Existing 2026 Notes and the Existing 2027 Notes, the “Existing Notes”) for new 9.000% Senior Secured Notes due 2029 (the “New Notes”) and related guarantees pursuant to the terms and conditions set forth in an Offering Memorandum, dated as of May 1, 2024 (the “Offering Memorandum”), as amended by OPI’s press releases dated May 20, 2024, May 23, 2024 and June 10, 2024.

The following table sets forth (a) the aggregate principal amount of tendered Existing Notes accepted for exchange pursuant to the Exchange Offers and (b) the aggregate principal amount of New Notes that OPI expects to issue as consideration in each of the Exchange Offers.

Existing Notes to Be Exchanged	CUSIP/ISIN	Existing Aggregate Outstanding Principal Amount	Principal Amount of Existing Notes Accepted for Exchange Pursuant to the Exchange Offers	Percentage of Existing Notes Accepted for Exchange Pursuant to the Exchange Offers	Exchange Consideration	Principal Amount of New Notes Expected to be Delivered
Existing 2025 Notes	81618TAC4/U S81618TAC45	$650,000,000	$150,846,000	23%	$938	$141,411,000
Existing 2031 Notes	67623CAF6/U S67623CAF68	$400,000,000	$285,645,000	71%	$515	$147,053,000
Existing 2027 Notes	67623CAE9/U S67623CAE93	$350,000,000	$269,216,000	77%	$610	$164,162,000
Existing 2026 Notes	67623CAD1/U S67623CAD11	$300,000,000	$159,512,000	53%	$720	$114,803,000
Total			$865,219,000			$567,429,000

The maximum aggregate principal amount of New Notes that could have been issued in connection with the Exchange Offers was $610 million. The Exchange Offers expired at 5:00 p.m., New York City time, on June 17, 2024. OPI currently expects that the settlement date for the Exchange Offers on which it will deliver the New Notes to participating Eligible Holders, subject to the satisfaction or waiver of applicable conditions, will be June 20, 2024. In addition to the New Notes, holders of Existing Notes accepted for purchase will be entitled to accrued but unpaid interest with respect to such series to but excluding the date on which they are exchanged for New Notes, as provided in the Offering Memorandum.

No Registration; Eligible Holders

The offer and sale of the New Notes and related guarantees was not registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and the New Notes and related guarantees will therefore be subject to restrictions on transferability and resale. OPI does not intend to register the sale of any of the New Notes and related guarantees under the Securities Act or the securities laws of any other jurisdiction and is not providing registration rights. The New Notes and related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements and may not be transferred by any holder except in accordance with the restrictions described under “Transfer Restrictions” in the Offering Memorandum. The Exchange Offers were made, and the New Notes and related guarantees are being offered and issued, only to holders who have certified to OPI that either they are (a) in the U.S. and are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and are holders of the Existing Notes, or (b) outside the U.S. and are holders of the Existing Notes who are non-U.S. persons in reliance upon and in compliance with Regulation S under the Securities Act (such holders, “Eligible Holders”). Only Eligible Holders were authorized to receive or review the Offering Memorandum or to participate in the Exchange Offers.

About Office Properties Income Trust

OPI is a national REIT focused on owning and leasing office properties to high credit quality tenants in markets throughout the United States. As of March 31, 2024, approximately 62% of OPI's revenues were from investment grade rated tenants. OPI owned 151 properties as of March 31, 2024, with approximately 20.3 million square feet located in 30 states and Washington, D.C. In 2024, OPI was named as an Energy Star® Partner of the Year for the seventh consecutive year. OPI is managed by The RMR Group (Nasdaq: RMR), a leading U.S. alternative asset management company with over $41 billion in assets under management as of March 31, 2024, and more than 35 years of institutional experience in buying, selling, financing and operating commercial real estate. OPI is headquartered in Newton, MA.

WARNING CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this news release, including statements regarding the Exchange Offers constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. When used in this release, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook,” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information.

The forward-looking statements reflect OPI’s intentions, plans, expectations, anticipations, projections, estimations, predictions, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of OPI’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks include, among others, market conditions and the risks described in OPI’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and risks and uncertainties related to our ability to consummate the Exchange Offers.

Because actual results could differ materially from OPI’s intentions, plans, expectations, anticipations, projections, estimations, predictions, assumptions and beliefs about the future, you are urged to view all forward-looking statements with caution. OPI does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Questions regarding the Exchange Offers may be directed to:

Contact:
Kevin Barry, Senior Director, Investor Relations
(617) 219-1410

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